EXHIBIT 6.1

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

THIS CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT ("Agreement"), made effective July 10, 2017 ("Effective Date"), is by and between SIBANNAC, INC. ( the “Company”), a publicly traded company organized under the laws of the State of Nevada, doing business as SIBANNAC, INC. and DAVID MERSKY (“Mersky”).

RECITALS

A. The Company desires to employ Mersky, and Mersky desires to be employed by the Company, as the Company's Chief Executive Officer.

B. The Company and Mersky desire to enter into this Agreement in order to fully set forth the terms of his employment by the Company.

NOW, THISEFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Employment and Term.

The Company hereby agrees to employ Mersky, and Mersky hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Mersky's term of employment by the Company under this Agreement (the "Term") shall commence on the Effective Date and end on the fifth anniversary hereof.

2. Position, Duties and Responsibilities.

(a) Position and Duties. During the Term, the Company shall employ Mersky as Chief Executive Officer. Mersky shall have, subject to the general direction of the Company's Board of Directors (the "Board"), general overall authority and responsibility for administration of the Company, including but not limited to the duties specified in Exhibit A. Mersky shall also have such other duties, powers, and authority as are commensurate with his position as Chief Executive Officer and such other duties and responsibilities that are commensurate with his position, as reasonably delegated to him from time to time by the Board. Mersky shall report only to the Board, and all employees of the Company shall report to Mersky or his designee(s).

(b) Exclusive Services and Efforts. Mersky agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention to the business and affairs of the Company. Notwithstanding the foregoing, Mersky shall be entitled to engage in (a) service on the board of directors of not-for-profit organizations, provided that he shall not serve on the board of any entity that materially competes with the Company (b) other charitable activities and community affairs, (c) management of his personal and family investments and affairs, and (d) any other activity that does not materially competes with the Company, in each case to the extent such activities do not, either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities to the Company.

(c) Compliance with Company Policies. To the extent not inconsistent with the terms and conditions of this Agreement and with due regard for his position, Mersky shall be subject to the Company Bylaws, policies, practices, procedures, and rules of the Company, including those policies and procedures set forth in the Company's Code of Professional Conduct, but in no event shall anything in such documents be construed to expand the definition of Cause as specified in Section 5 of this Agreement.

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3. Compensation.

(a) Base Salary.

During the first year of the Term, the Company shall pay to Mersky an annual salary of One Hundred and Seventy Five Thousand Dollars ($175,000) ("Base Salary"). The Base Salary shall be paid in biweekly installments consistent with the timing of payments to Company employees generally. Thereafter, the Board shall consider increases in Base Salary for subsequent years and taking into account Company and individual performance objectives; provided, however, Mersky's Base Salary shall not be decreased (including after any increases pursuant to this Section 3(a)) without Mersky's written consent.

(b)  Incentive Compensation.

In addition to the Base Salary referenced above, annually, Mersky shall be eligible for annual incentive compensation of up to Twenty-Five Percent (25%) of Base Salary. Mersky's eligibility for the incentive compensation each year shall be based upon measurable goals ('Annual Goals"), to be agreed upon by the Board and Mersky annually on or before the start of the Company's fiscal year (8/31), and to be completed by Mersky within the contract year.

(c)  Timing of Annual Review.

On or before October of each year of the Term of Agreement the Board will conduct a performance evaluation of Mersky's performance, including a review of Annual Goals. The Board shall promptly inform Mersky of the results of the evaluation and make any adjustments to Base Salary and award of incentive Compensation on or before August 15th of any given year.

(d)  Adjustment of Compensation.

At the time of the Annual Review, the Board will also consider any further adjustments to total potential cash compensation which may be appropriate to adjust given changes in total cash compensation of comparable organizations.

4. Employee Benefits and Perquisites.

(a) Benefits.

Mersky shall receive the same fringe benefits as are generally available to employees of the Company, including but not limited to healthcare coverage, deferred compensation and retirement benefits, but which shall take into account Ms. Mersky's seniority.

(b)  Disability Insurance.

During the Term of the Agreement, the Company agrees to provide Mersky with long term disability insurance coverage, which shall be mutually agreed upon by Mersky and the Company and shall be consistent with long-term disability coverage provided to Chief Executive Officers at Peer Group organizations.

(c)  Auto Allowance.

Mersky shall receive an auto allowance of One Thousand Two Hundred Dollars ($1,200) per month.

(d) Supplemental Retirement Benefit.

During the Term of the Agreement, the Company agrees to provide Mersky with a supplemental retirement benefit plan ("SRBP"), which shall be mutually agreed upon by Mersky and the Company and shall be consistent with supplemental retirement benefits provided to Chief Executive Officers at Peer Group organizations. The SRBP will be implemented on or before August 31, 2021.

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(e) Other Fringe Benefits, Perquisites, and Earned Time Off During the Term of the Agreement.

Mersky shall be entitled to participate in all fringe benefits and perquisites made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position, his seniority and responsibilities at the Company and that are no less favorable than those applicable to other senior executives of the Company. In addition, Mersky shall be eligible for earned time off ("ETO") per calendar year in accordance with the Company's vacation and ETO policy, earned commensurate with his seniority and otherwise in the same manner as ETO days are accrued for employees of the Company. Accrued and unused ETO days may be carried over consistent with Company policy applicable to all employees.

(f) Reimbursement of Expenses.

The Company shall reimburse Mersky for all reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company's business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company. Such expenses shall include reasonable expenses to maintain a home office, including the cost of a computer and internet expenses.

(g) Home Office Expenses.

The Company shall reimburse Mersky for expenses related to a home office, including but not limited to computers, necessary office supplies and other expenses necessary to maintain an off-site office. Such expenses shall not exceed $7,500 annually.

5. Termination of the Agreement for Cause.

(a) By Company.

(i) Company reserves the right to terminate this Agreement if Mersky willfully and materially breaches or habitually and materially neglects the duties which he is required to perform under the terms of this Agreement or commits such acts of material dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties. Company may terminate this Agreement for Cause by giving thirty (30) days' prior written notice of termination to Mersky, without prejudice, to any other remedy to which Company may be entitled either at law, in equity, or under this Agreement, and giving Mersky a reasonable opportunity to cure the grounds for termination during the notice period if they are curable. The notice of termination required by this Section 5(a)(i) shall specify the grounds for the termination and shall be supported by a statement of relevant facts. If Mersky does not reasonably cure the grounds for termination within the notice period, Mersky's employment will terminate on the last day of the notice period.

(b) By Mersky.

(i) Mersky reserves the right to terminate this Agreement in the event there is: (A) a significant and material negative change in the employment relationship based upon the conduct of directors of the Company which conduct would be considered actionable in either a criminal, administrative or civil forum; (B) any material breach by Company of this Agreement; (C) a significant and material negative change in Mersky's authority, duties or responsibilities as the Chief Executive Officer and Administrator of the Company or any other action by Company that results in substantial diminution in Mersky's authority, duties or responsibilities (including, without limitation, having any other executive employee of the Company report directly to Company’s Board of Directors rather than Mersky); (D) a requirement that Mersky relocate his place of employment more than thirty miles; (E) a significant and material reduction in compensation; or (F) the cessation of the Company’s operations. Mersky may terminate this Agreement on any of these grounds by giving at least thirty (30) days' prior written notice of termination to Company, without prejudice to any other remedy to which Mersky may be entitled either at law, in equity, or under this Agreement. The notice of termination required by this Section 5(b)(i) shall specify the grounds for the termination, shall be supported by a statement of relevant facts, and shall be provided to Company within ninety (90) days of the initial existence of such grounds. Upon receipt of such notice from Mersky, Company shall have the right to remedy the grounds during the notice period. If Company fails to remedy the grounds during the notice period, then this Agreement shall terminate at the end of the notice period, and Mersky shall be entitled to the Severance Benefit defined in this Agreement.

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(ii) During the Term of this Agreement, Mersky reserves the right to terminate this Agreement in the event that the remaining Term of this Agreement, together with any extensions hereto by written agreement of the parties, drops to eighteen (18) months or less. Mersky shall thereafter be entitled to the Severance Benefit defined in this Agreement.

6. Termination of the Agreement Without Cause.

(a) This Agreement shall terminate upon the death of Mersky. Any sums that may be due his by operation of this Agreement as of the date of death shall be paid to Mersky's executors, trustees, administrators, heirs, personal representatives, successors and assigns.

(b) Company reserves the right to terminate this Agreement within six (6) months (but no sooner than three (3) months) after Mersky suffers any physical or mental disability that would substantially prevent the performance of his duties under this Agreement with or without reasonable accommodation. Such a termination shall be effected by giving thirty (30) days' written notice of termination to Mersky. Termination pursuant to this provision shall not prejudice Mersky's rights to continuing Disability Benefits as defined in this Agreement.

(c) Company reserves the right to terminate this Agreement based upon its good faith assessment of the performance of Mersky. Company's determination regarding his performance shall be factually based, made reasonably, and in good faith. On sixty (60) days' advance written notice, Company may terminate this Agreement on this basis. Mersky shall be entitled to the Severance Benefit defined in this Agreement if so terminated.

(d) On one hundred eighty (180) days' advance written notice to the Company, Mersky may terminate his obligations under this Agreement without cause. If, as a result of a transition to a new CEO or otherwise, Mersky is asked to leave before the passage of the one hundred eighty (180) day period, he shall nevertheless receive all existing compensation and benefits through the end of the one hundred eighty (180) day period.

7. Severance Benefit.

The Severance Benefit payable to Mersky pursuant to the terms and conditions of this Agreement shall be all of the following:

(a) For a period that is eighteen (18) months, continuation and payment by the Company for Mersky, his spouse, and his eligible children in the coverage of its medical, major medical, hospital, dental, and eye care insurance. This Section shall not diminish any rights Mersky may have under COBRA or other similar rights afforded by the existing benefit programs of District.

(b) Payment by the Company of an amount equal to Mersky's then-current monthly salary (without incentive compensation) multiplied by eighteen (18) months, with standard applicable withholding and deduction calculations.

(i) To the extent permitted by law on the date of termination, the Company will allow Mersky to continue to defer compensation into any and all deferred compensation plans to the extent such continued deferral does not violate the terms of such plans or result in adverse tax consequences to Mersky under Section 409A of the Internal Revenue Code of 1986 (as from time to time amended) and any regulations and guidance promulgated thereunder or any other applicable tax law.

(c) The following terms shall govern the payment of the Severance Benefit by Company pursuant to Section 5 (Termination for Cause) and Section 6 (Termination Without Cause):

(i) The payment of the Severance Benefit in Section 7(b) shall be paid fourteen (14) days following the date of termination.

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(ii) It is the intent of the parties that a termination by Company without Cause or a termination by Mersky for Cause shall constitute an involuntary separation of service under Section 409A and that the payment of the Severance Benefit shall, to the extent possible, qualify for the short-term deferral exception, the separation pay plan exception, or other applicable exception to Section 409A, and any ambiguities herein will be interpreted to so comply. Each installment payment of the Severance Benefit shall be deemed a separate payment under this Agreement.

(iii) To the extent the payment of the Severance Benefit is covered by Section 409A, the Severance Benefit shall be paid or provided to Mersky only if and as of the date Mersky experiences a "separation from service" as defined in the applicable regulations promulgated under Section 409A.

(d) Notwithstanding any language in this Agreement to the contrary, any cash settlement related to the termination of employment shall be fully reimbursed to the Company if Mersky is convicted of a crime involving an abuse of his office or position.

8. Indemnity.

To the fullest extent provided by law, District shall indemnify, defend and hold harmless Mersky for all losses, claims, damages, liabilities, actions, suits, demands, costs and expenses, including without limitation, reasonable attorneys' fees, resulting from the discharge of Mersky's duties on Company's behalf or incurred within the scope of Mersky's employment with the Company (including any positions he holds with other entities because of his employment with the Company) to fullest extent permitted by applicable law. This indemnity provision shall survive termination of this Agreement.

9. Protection of Confidential Information.

Mersky understands that Mersky's work as an employee of the Company creates a relationship of trust and confidence between Mersky and the Company. During and after the period of Mersky's employment with the Company, Mersky will not use or disclose or allow anyone else to use or disclose any Confidential Information relating to the Company, its products, services, suppliers or patients except as may be necessary in the performance of Mersky's work for the Company. "Confidential Information" shall include, but not be limited to, information consisting of research and development, patents, trademarks and copyrights and applications hereof, technical information, computer programs, software, methodologies, innovations, software tools, know-how, knowledge, designs, drawings, specifications, concepts, data, reports, processes, techniques, documentation, pricing, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers1 profits, markets, sales strategies, forecasts, employee information and any other information not available to the general public, whether written or oral, which Mersky knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Mersky will keep 6 Execution Version Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of Mersky's, that the Company regularly gives to third parties without restriction on use of disclosure, that is disclosed to Mersky without restriction by a third party who rightfully possesses the information, unless such disclosure violates a duty of confidentiality, or that is independently developed by Mersky, following his employment with the Company and without use of the Company's Confidential Information.

10. Company Property.

All records, files, lists, including computer generated lists, drawings, documents, software, equipment, and similar items relating to the Company's business that Mersky shall prepare or receive from the Company and all Confidential Information shall remain the Company's sole and exclusive property ("District Business Property"). Upon termination of this Agreement, Mersky shall promptly return to the Company all property of the Company in his possession, including District Business Property.

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11. Non-Competition.

During the Term of his employment with the Company, Mersky shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or. otherwise, any other hospital, medical clinic, integrated delivery system, health maintenance organization, or related business, partnership, firm, or corporation (all of which hereinafter are referred to as "Entity") that is at the time engaged principally or significantly in a business that is, directly or indirectly, at the time in competition with any business of the Company within the service area of District. The service area is defined as Alameda, Santa Clara, Contra Costa, San Mateo, Santa Cruz, San Francisco, Marin, Monterey, Solano, Napa, and Sonoma counties in California. Nothing herein shall prohibit Mersky from acquiring or holding any issue of stock or securities of any such Entity that has any securities listed on a national securities exchange or quoted in a daily listing of over-the -counter market securities, provided that at any one time Mersky, his spouse or children do not own more than one percent (1%) of any voting securities of any such Entity. This covenant shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action, whether predicated on this Agreement or otherwise, shall not constitute a defense .to the enforcement by the Company of this covenant. In the event of actual or threatened breach by Mersky of this provision, the Company shall be entitled to an injunction restraining Mersky from breach of the obligations described in this paragraph.

12. Entire Agreement.

This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Mersky by District and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other Agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

13. Survival.

The covenants and agreements contained in, or made pursuant to, this Agreement, unless otherwise provided herein, shall survive the cessation of the employment relationship or the termination or expiration of this Agreement.

14. Modifications.

Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

15. Law Governing the Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

16. Attorney Fees and Costs.

If any action at law, or in equity, or any arbitration proceeding is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, and costs, in addition to any other relief to which that party may be entitled. This provision shall survive expiration or termination of this Agreement.

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17. Notices.

Any notices to be given hereunder by either -party to the other shall be, in writing, and may be transmitted by personal delivery or by mail registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing below the party's signature. In the case of Mersky, a courtesy copy will be sent to by mail and email to David Mersky, Sibannac, Inc., 9535 E Doubletree Ranch Road, STE 120, Scottsdale, AZ 85258; email address: david@snncinc.com. Each party may change that address by written notice in accordance with this Section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of five (5) days after the mailing date to the address appearing below the party's signature. Either party shall have the right to change its address to which notice shall be given by notices similarly sent.

18. Effect of Waiver.

The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

19. Partial Invalidity.

If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

20. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

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IN WITNESS WHISEOF, the parties hereby execute this Agreement as of the date first appearing above.

/s/ David Mersky	/s/ David Mersky
Sibannac, Inc.	David Mersky
By: David Mersky
Chairman of the Board

[SIGNATURE PAGE TO CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT]

EXHIBIT A

The authority and duties of the Chief Executive Officer shall include:

1.                To perfect and submit to the Board for approval a plan or organization of the personnel and others concerned with the operation of the Company and to establish methods of procedure concerning the internal operation of the Company.

2.                To prepare an annual budget showing the expected receipts and expenditures, as required by the Board of Directors.

3.                To select, employ, control, and discharge all employees serving in positions, as authorized by the Board of Directors.

4.                To see that all physical properties are kept in good state of repair and operating condition.

5.                To supervise all business affairs, such as the records of financial transactions, collection of accounts, and purchase and issuance of supplies; and to ensure that all funds are collected and expended to the best possible advantage.

6.                To attend all meetings of the Board of Directors and its committees provided, however, that the Board may meet in executive session without the presence of the Chief Executive Officer, with the reasonable advance notice to the Chief Executive Officer.

7.                To perform any other duty that may be necessary in the best interest of the Company.

8.                To serve as the liaison officer and channel of communication for all official communications between the Board of Directors or any of its committees.

9.                To provide overall administrative direction to the Company's adjunct organizations.

10.              To prepare, revise and amend a strategic plan for the Board's consideration.

11.              To work with the Board President to set the agendas for Board meetings.